Filed pursuant to Rule 424(b)(3)
SEC File No. 333-153677
Prospectus Supplement No. 1
to Prospectus dated December 16, 2008

Hotel Outsource Management International Inc.
Up to 30,000,000 Shares of Common Stock
Issuable Upon the Exercise of Subscription Rights at $0.05 per Share
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This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus (the “Prospectus”), dated December 16, 2008, relating to an aggregate of 30,000,000 shares of common stock, $0.001 par value per share, of Hotel Outsource Management International, Inc. (“HOMI”) that may be issued upon the exercise of subscription rights issued by HOMI (the “Rights Offering”). This Prospectus Supplement should be read together with the Prospectus.

EXTENSION OF EXPIRATION DATE

We are extending the expiration date for the exercise of subscription rights issued in the Rights Offering to 5:00 p.m., New York City time, on January 23, 2009. Other than the extension of the expiration date, all other offering terms described in HOMI’s Prospectus remain the same and apply during the extended period of the offering.

During the extended offering period for the Rights Offering, orders to purchase HOMI’s common stock may be placed by any person who was a shareholder of HOMI on the record date, December 16, 2008.

Executed subscription materials, plus full payment, must be received (not postmarked) by 5:00 p.m., New York City time, on January 23, 2009. If you wish to participate in the Rights Offering, please follow the procedures described in the Prospectus. The opportunity to purchase shares of our common stock in the Rights Offering is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part.

For further information regarding the Rights Offering, or to obtain a prospectus, please contact Andrea I. Weinstein, at (212) 344-1600.
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This Prospectus Supplement is incorporated by reference into the Prospectus. This Prospectus Supplement is not complete without, and may not be used except in connection with the Prospectus, including any amendments or supplements to the Prospectus. All provisions not specifically amended or superseded by this Prospectus Supplement remain in full force and effect.
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           An investment in HOMI’s common stock involves risk. See the discussion entitled “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in HOMI’s common stock.
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           HOMI’s securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
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           Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, accurate, or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 6, 2009